3
1
<SROS>NYSE
<REPORTING-OWNER>
  0001213151
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  ONEOK, Inc.
  0001039684
  <IRS-NUMBER>73-1520922
</SUBJECT-COMPANY>
<PERIOD>01/01/03
3
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 3  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   Mitchell, Roger N.
   100 W. Fifth Street


   Tulsa, OK  74103
2. Date of Event Requiring Statement (Month/Day/Year)
   1/1/2003
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   ONEOK, Inc. (OKE)
5. Relationship of Reporting Person to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [X] Other (specify below)
   President - Texas Gas Service
   Company
6. If Amendment, Date of Original (Month/Day/Year)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------
1)Title of Security                                          2)Amount of         3)  4)Nature of
                                                             Securities          D   Indirect
                                                             Beneficially        or  Beneficial
                                                             Owned               I   Ownership
-----------------------------------------------------------------------------------------------------
Common Stock, par value $.0.01                               12,035              I   by Thrift Plan
Common Stock, par value $.0.01                               1,574               D   Direct

Table II   Derivative Securitites Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative Security  2)Date Exercisable  3)Title and Amount of                   4)Conver-  5)Ownership 6)Nature of
                                and Expiration Date Securities Underlying                   sion or    Form of     Indirect
                                (Month/Day/Year)    Derivative Security                     exercise   Derivative  Beneficial
                                                                                            price of   Security    Ownership
                                Date      Expira-                                Amount or  Deri-      Direct(D)
                                Exer-     tion                                   Number of  vative     or
                                cisable   Date      Title                        Shares     Security   Indirect(I)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option      (2)       10/16/07  Common Stock, par value      2,000      $16.2032   D           Direct
(right to buy)                                      $.0.01
Non-Qualified Stock Option      (3)       01/17/12  Common Stock, par value      8,000      $17.0450   D           Direct
(right to buy)                                      $.0.01
Non-Qualified Stock Option      (4)       10/15/08  Common Stock, par value      2,200      $17.6094   D           Direct
(right to buy)                                      $.0.01
Non-Qualified Stock Option      (5)       01/18/11  Common Stock, par value      2,200      $22.3100   D           Direct
(right to buy)                                      $.0.01
Non-Qualified Stock Option      (1)       10/21/09  Common Stock, par value      2,800      $14.5782   D           Direct
(right to buy)                                      $.0.01

Explanation of Responses:

(1)
This option vests in four equal annual installments begnnning on October 21, 2000.
(2)
This option vested in full on 10/16/98, one year after the date of grant.
(3)
This option vests in four equal annual installments beginning 01/17/03.
(4)
This option vests in four equal annual installments beginning on October 15, 1999.
(5)
This option vests in four equal annual installments beginning 01/18/02.

SIGNATURE OF REPORTING PERSON
/S/ By: Eric Grimshaw, Attorney in Fact
    For: Roger N. Mitchell
DATE 01/07/03